SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

April 6, 2005

PACIFIC CONTINENTAL CORPORATION
(Exact name of registrant as specified in its charter)

Oregon

(State or other jurisdiction of incorporation)
0001084717	93-1269184
(Commission File Number)	IRS Employer Identification No.

111 West 7th Avenue

Eugene, Oregon 97401

(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (541) 686-8685

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Effective April 6, 2005, Registrant announced certain promotions within its executive management team, including that Roger Busse has been promoted to Chief Operating Officer for Registrant and its subsidiary, Pacific Continental Bank. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein in its entirety by reference.

Prior to his promotion, Mr. Busse served as the Chief Credit Officer for Pacific Continental Bank. Mr. Busse joined Pacific Continental Bank in March 2003. For the previous twenty-five years, Mr. Busse, who is 49 years of age, served in a variety of credit and commercial lending positions with US Bank.
In connection with Mr. Busse’s employment, he and Pacific Continental Bank are parties to an Executive Severance Agreement. Under the provisions of Mr. Busse’s current agreement, he is entitled to receive a severance payment in the event his employment is terminated (i) voluntarily or involuntarily within three years after a change in control (as defined); or (ii) involuntarily within two years prior to the occurrence of a change in control. Under the terms of this agreement, Mr. Busse would be eligible to receive a lump sum payment equal to one and one-half times his highest compensation received during any of the most recent three calendar years prior to or simultaneous with, the change in control. The amount of any payment to Mr. Busse will be reduced so that it does not constitute a “parachute payment” under Section 280G of the Internal Revenue Code.

Item 9.01	Financial Statements and Exhibits

(a)  Not applicable
(b)  Not applicable
(c)  Exhibits
99.1 Press Release dated April 6, 2005 announcing executive promotions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2005
PACIFIC CONTINENTAL CORPORATION By: /s/ Hal Brown Hal Brown President and Chief Executive Officer